EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

200 SOUTH WACKER DRIVE, SUITE 4000

CHICAGO, IL 60606-5821

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

FIRST QUARTER RESULTS

CHICAGO, May 17 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $288,000 or 17 cents per diluted share for its first quarter ending April 2, 2005 compared with a net loss of $363,000 or 21 cents per diluted share for the same period in 2004.

Sales improved $2,510,000 to $29,757,000, or 9 percent.  The increase in sales was due to higher ready mix concrete volume in the construction materials segment as well as higher prices instituted principally in response to increased cement and fuel costs.  Volumes improved largely as a result of milder weather during the first quarter of 2005 compared to the 2004 quarter.  Pricing in the Denver metropolitan market has improved compared to the prior year.  However, ready mix concrete prices are still less than the level realized in 2001, reflecting the competitive market in Denver.  Sales of the heating and air conditioning segment decreased primarily due to depressed evaporative cooler sales as a result of rather cool weather in the southwest.

The decreased net loss was mainly due to the increased sales volume in the construction materials segment.  Offsetting this improvement was the decline in the operating income of the heating and air conditioning segment.  This decrease was the result of increased steel costs for both evaporative coolers and furnaces that the Company was unable to fully recover through higher selling prices.  Lower evaporative cooler sales also contributed to the decline in operating income for this segment.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	April 2, 2005	April 3, 2004

Sales	$29,757,000	$27,247,000

Operating loss	(338,000)	(417,000)

Interest	(131,000)	(156,000)
Other income	46,000	6,000

Loss before income taxes	(423,000)	(567,000)

Benefit from income taxes	(135,000)	(204,000)

Net loss	$(288,000)	$(363,000)

Basic loss per share	$(0.17)	$(0.21)
Average shares outstanding	1,648,000	1,714,000

Diluted loss per share	$(0.17)	$(0.21)
Average shares outstanding	1,648,000	1,714,000